As Filed with the Securities and Exchange Commission on July 2, 1998
                                                              File No. 333-36925

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                               APHTON CORPORATION
             (Exact name of registrant as specified in its charter)

     DELAWARE                                                                                      95-3640931
(State or other jurisdiction                           444 Brickell Avenue                      (I.R.S. Employer
of incorporation or organization)                         Suite 51-507                       Identification Number)
                                                   Miami, Florida  33131-2492
                                                         (305) 374-7338

               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                          ---------------------------
                                 PHILIP C. GEVAS
                      President and Chief Executive Officer
                               APHTON CORPORATION
                               444 Brickell Avenue
                                  Suite 51-507
                            Miami, Florida 33131-2492
                                 (305) 374-7338
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            TIMOTHY B. GOODELL, ESQ.
                                WHITE & CASE LLP
                           1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                          ---------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
         TITLE OF SECURITIES               AMOUNT TO      PROPOSED MAXIMUM AGGREGATE        PROPOSED MAXIMUM            AMOUNT OF
          TO BE REGISTERED               BE REGISTERED        PRICE PER SHARE(1)           AGGREGATE OFFERING       REGISTRATION FEE
                                                                                               PRICE)(2)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value               715,000                13.56(2)                    $9,697,188                $2,939
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value,
issuable upon exercise of the Warrant       225,000                $17.50(3)                   $3,937,500                $1,193
====================================================================================================================================
   Total                                    940,000                                                                      $4,132
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the Registration Fee in accordance with Rule 457 of the Securities Act of 1933.
(2) Based on average of the high and low prices of the Common Stock reported on NASDAQ National Market System on September 30, 1997.
(3) Based on the exercise price of the Warrants pursuant to which such shares may be issued.

                             ----------------------

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                   SUBJECT TO COMPLETION, DATED JULY __, 1998

                940,000 SHARES OF COMMON STOCK, $.001 PAR VALUE

                               APHTON CORPORATION

     This Prospectus relates to offers and sales, if any, of up to 715,000 shares (the "Resale Shares") of common stock, $.001 par value (the "Common Stock"), of Aphton Corporation (the "Company" or "Aphton"), which may be offered or sold from time to time by the selling stockholder named herein (the "Selling Stockholder"). This Prospectus also relates to the issuance after June 16, 1998 of up to 225,000 shares of Common Stock (the "Warrant Shares" and together with the Resale Shares, the "Shares") upon exercise by the Selling Stockholder of that certain Warrant, dated June 16, 1997, of the Company (the "Warrant") issued to the Selling Stockholder. The Company issued the Resale Shares and the Warrant to the Selling Stockholder through a private placement of such securities completed on June 16, 1997.

     The Company will receive no part of the proceeds of any sales of Resale Shares by the selling Stockholder, but will receive the exercise price for each Warrant Share issued pursuant to any exercise of the Warrant. The exercise price is $17.50 per share, subject to adjustment in accordance with the terms of the Warrant, and the maximum aggregate exercise price is $3,937,500 (subject to adjustment). The Company has agreed to pay the costs and expenses incurred in connection with the registration of the Shares, but the Selling Stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with offers and sales, if any, by it of Shares. See "Plan of Distribution."

------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                               ------------------

           SEE "RISK FACTORS" COMMENCING ON page 8 FOR A DISCUSSION OF
          CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
                       AN INVESTMENT IN THE COMMON STOCK.

     The Selling Stockholder may sell all or a portion of the Shares in transactions (which may involve one or more block transactions) on the National Association of Securities Dealers Inc. Automated Quotation System ("NASDAQ") National Market System, in negotiated transactions or in the over-the-counter market at then-prevailing market prices, at prices related to such prices or at negotiated prices. The Selling Stockholder may effect some or all of such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder. The Selling Stockholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, concessions or commissions received by such broker-dealers and any profits realized on the resale of Resale Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including, without limitation, certain liabilities under the Securities Act. To the extent required, the specified Resale Shares to be sold, the public offering price, the names of any such broker-dealers, and any applicable commission or discount with respect to any particular offer will be set forth in a prospectus supplement. See "Plan of Distribution."

     The Common Stock of the Company is traded on the NASDAQ National Market System under the symbol "APHT". On July 1, 1998, the last reported sales price of the Company's Common Stock on the NASDAQ National Market System was $16.50 per share.


                 The date of this Prospectus is July __, 1998.


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY APHTON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF APHTON SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.


                             ---------------------


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site on the internet at http://www.sec.gov, that contains the Company's reports, proxy statements and other information. Such material can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the Shares, of which this Prospectus forms a part. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information regarding the Company and the Shares, reference is made to such Registration Statement and the exhibits and schedules thereto. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof, except as superseded or modified herein: the Company's Transition Report on Form 10-K filed May 1, 1998 and the Company's Quarterly Report on Form 10-Q for the three months ended April 30, 1998.

         All  documents  filed by the Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO THE COMPANY: APHTON CORPORATION, 444 BRICKELL AVENUE, SUITE 51-507, MIAMI, FLORIDA 33131-2492 (TELEPHONE: (305) 374-7338).

PROJECTIONS AND FORWARD-LOOKING STATEMENTS

         Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Securities Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the Prospectus. Such risks and uncertainties include, among others, those described under the heading "Risk Factors." Forward-looking statements are made based upon management's expectations, assumptions, judgments and beliefs concerning future developments and global economic, industry and financial market conditions, and their potential effect upon the Company.

                                  THE COMPANY

         Aphton Corporation is a biopharmaceutical company developing products using its innovative vaccine-like technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases and the prevention of pregnancy. These products, called immunogens, treat the following diseases: (a) Gastroesophageal Reflux Disease (GERD, or severe heartburn), ulcers and colorectal, stomach, liver and pancreatic cancers; (b) endometriosis and prostate, breast, endometrial and ovarian cancers.

         Aphton's  approach  to the  treatment  of major  diseases  is to employ
(anti) "hormone therapy." Aphton's hormone therapy involves neutralizing, or blocking, hormones which play a critical role in diseases of the gastrointestinal and reproduction systems. Aphton has selected the strategy of hormone therapy because it has proved, over many years, to be efficacious in the treatment of major diseases, both malignant and non-malignant; in short, because this risk-averse strategy has been proven to be effective in humans.
Well-documented examples of such efficacy in humans are: blocking gastrin (Proglumide) and histamine (Zantac, Tagamet), which in turn is stimulated by gastrin, in order to reduce stomach acid to treat ulcerations of the esophagus and to heal or prevent peptic ulcers; blocking estrogen (Tamoxifen) for breast cancer therapy and blocking testosterone for prostate cancer therapy.

         Aphton has completed both safety and dose-ranging phases of its Phase I/II clinical trials with its immunotherapeutic product, Gastrimmune(TM) in terminal cancer patients. Aphton has demonstrated, during the dose-ranging phase, that Gastrimmune(TM) induces large antibody responses in terminally ill patients whose colon cancer had not only metastasized to the liver, but were considered "end stage". Aphton plans to conduct clinical trials and apply for approval for all of the above gastrointestinal system cancers and stomach cancer has been selected as the first indication for which regulatory approval will be sought. There is no current effective therapy for stomach cancer.

         In 1997 Aphton signed an agreement with Pasteur Merieux Connaught ("PMC") (Rhone-Poulenc Group), for a strategic alliance for all human cancer applications of Gastrimmune(TM) including stomach, colorectal, liver, esophageal and pancreatic cancers. Under the terms of the twenty-year agreement, Aphton is responsible for product development, clinical trials and regulatory agency approvals, and PMC is responsible for and will fund the promotion, advertising, marketing, distribution and sales of Gastrimmune(TM) in North America, Mexico and Europe. In addition, Aphton and PMC have entered and will enter into further agreements providing for the supply of Gastrimmune(TM) to PMC and the supply of certain components of Gastrimmune(TM) and other Aphton products from PMC to Aphton. Discussions are continuing between PMC and Aphton for marketing rights to Gastrimmune(TM) in Japan and other Asian markets.

         In August 1997, Aphton announced that it formed an exclusive worldwide strategic alliance with Schering-Plough Animal Health for the development, clinical testing, manufacturing and marketing of Aphton's proprietary anti-gastrin 17 immunogen, a veterinary product, that reduces stomach acid. Equine ulcers was selected as the first indication to be pursued. Under the terms of the agreement, Schering-Plough Animal Health will work closely with Aphton's scientists and management to bring the anti-gastrin 17 immunogen to market. Schering-Plough is responsible for all capital costs and financial requirements, product development, clinical trials and marketing for each animal health indication. Schering-Plough Animal Health and Aphton will share in all product profits.

         In November, 1997, Aphton announced that it was issued a U.S. patent relating to Aphton's anti-Gonadotropin Releasing Hormone (GnRH) product Gonadimmune(TM), for the therapeutic treatment of prostate cancer, breast cancer, endometrial cancer and endometriosis. Gonadimmune(TM) has completed the toxicology testing (safety) required for human use, having previously completed extensive and successful preclinical animal testing (safety and efficacy). Aphton plans to initiate a Phase I/II clinical trial for both breast cancer, prostate cancer and also patients with other diseases.

         Aphton has exclusive manufacturing, distribution and sales rights for an immunocontraceptive product, also utilizing vaccine-like technology. Aphton is collaborating with the World Health Organization (WHO) on the clinical development of the product. This product will be sold, when approved, worldwide in both the developed and the developing countries and will confer protective immunity and prevent pregnancy.

         Aphton's strengths include its innovative technology and products which specifically neutralize, or block, hormones in a novel manner, providing significant benefits and advantages over conventional drugs (blockers), some of which have severe disadvantages. Aphton's products, of course, must proceed successfully through the clinical trials and regulatory process in the same manner as many newly discovered drugs whose mode of action, in contrast, have not been demonstrated previously to be clinically effective in humans. However, Aphton believes that employing a strategy of therapeutic approach that has been proven effective in humans significantly reduces risk and enhances the likelihood of: clinical trials success; obtaining regulatory agency approval; achieving commercial success in the market place; and, benefiting large numbers of patients suffering from these serious diseases.

         In view of the foregoing, Aphton believes that its crucial task, in addition to proper planning and execution during clinical trials, is to demonstrate in human trials that each product induces the patient's immune system to neutralize, or block, its targeted hormone. Aphton believes that therapeutic efficacy should then follow and be demonstrated in the pivotal Phase III trials, given the history of success and efficacy for hormone therapy in humans, in which the targeted hormone is blocked.

         On January 29, 1998, the Company's predecessor, a California corporation ("Aphton California"), completed a reincorporation (the "Reincorporation") in Delaware through the merger of Aphton California with and into the Company which was Aphton California's wholly-owned Delaware subsidiary, with the Company being the surviving corporation. As of the effective date of such merger, Aphton California ceased to exist. The Reincorporation effected only a change in domicile. It did not result in any change of the name, business, management, employees, assets or liabilities or trading symbol of the Company. Pursuant to the Agreement and Plan of Merger between the Company and Aphton California, dated as of January 29, 1998, each outstanding share of Aphton California's common stock, no par value, was automatically converted into one share of Common Stock, par value $.001 per share, of the Company. Each stock certificate representing issued and outstanding shares of Aphton California's common stock represents the same number of shares of the Company's Common Stock. In addition, each outstanding option or right to acquire shares of Aphton California's common stock was converted into an option or right to acquire an equal number of shares of the Company's Common Stock, under the same terms and conditions as the original options or rights.

         In June 1998, Aphton signed an agreement with SmithKline Beecham plc ("SmithKline Beecham") to form a worldwide strategic alliance relating to Aphton's Gonadimmune(TM). The agreement provides that SmithKline Beecham will receive exclusive rights worldwide to Aphton's related patents and proprietary technology and will fund all costs of product development, clinical trials and approvals for worldwide marketing and distribution. Aphton and SmithKline Beecham will collaborate in a development program with the objective of developing products related to the diagnosis, treatment and prevention of GnRH-related cancers and other diseases. Clinical trials will be conducted jointly by Aphton and SmithKline Beecham. Prostate cancer has been selected as the subject for the first human clinical study.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered.


         EARLY STAGE OF PRODUCT DEVELOPMENT. All of the Company's potential products are in research and development, and no revenues have been generated from product sales. The Company's most advanced potential product, an immunogen for the treatment of colorectal cancer, has completed the dose-ranging clinical trial phase in the United Kingdom, and results obtained in preclinical studies are not necessarily indicative of results that will be obtained in the clinical trial. The Company's other current potential products, for the treatment of stomach cancer, pancreatic cancer, GERD, chronic peptic ulcers, breast cancer, endometriosis and prostate cancer are at the same (stomach and pancreatic cancer) or even earlier phases of development. All of the Company's potential products will require significant additional research and development and expensive, extensive, time consuming clinical testing prior to commercial use. Accordingly, the Company does not expect to derive revenues from these products for a number of years, if at all. There can be no assurance that these potential products will be successfully developed into immunogens that can be administered to humans or that any such immunogen will prove safe and effective in clinical trials or cost-effective to manufacture and administer. In addition, there can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend a clinical trial, that such of the Company's products as are currently under development will be completed successfully within any specified time period, if at all, that such testing will show such products to be safe or effective or that any of the Company's products will receive required regulatory approval. Further, if any of the Company's products do receive regulatory approval, there can be no assurance that the Company will be capable of producing such products in commercial quantities at reasonable costs or that such products will be accepted by the marketplace.

         ABSENCE OF PROFITABLE OPERATIONS; NO DIVIDENDS. The Company has experienced significant operating losses since its inception in 1981 and expects to continue to incur substantial operating losses for at least the next several years. Losses are expected to increase as a result of the expenses associated with clinical testing and research and development. As of January 31, 1998, the Company had an accumulated deficit of approximately $32 million. The Company's ability to achieve profitability depends upon its ability, alone or through relationships with third parties, to successfully develop its technology and products, to obtain required regulatory approvals and to manufacture, market and sell such products. There can be no assurance that the Company will ever have profitable operations or that profitability, if achieved, can be sustained on an ongoing basis.

         The Company has never paid any dividends and does not expect to pay cash dividends in the foreseeable future.

         CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING. The development of the Company's technology and products will require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development. The Company's future capital requirements will depend on many other factors including continued scientific progress in the research and development (clinical trials) of the Company's products, the ability of the Company to collaborate with others for the manufacture, marketing and sale of its products, the cost of regulatory approvals, the cost of establishing, maintaining and enforcing intellectual property rights, competing technological and market developments and changes in Aphton's existing research relationships. The Company's net rate of expenditure during the two year period ended January 31, 1998 averaged approximately $600,000 per month. The rate of expenditure, however, is anticipated to increase substantially as the Company proceeds through, its Phase III clinical trials for its Gastrimmune(TM) products. Such rate of expenditure may increase further if the Company pursues preclinical studies or clinical trials for its other products at a faster rate than currently anticipated. The Company believes that its current capital resources, which are composed primarily of cash and cash equivalents, should be sufficient, barring unforeseen circumstances, to fund its operating expenses and capital requirements as currently planned into the year 2000.

         The Company may seek additional financing through collaborative arrangements or through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the interests of shareholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, potential products or products that the Company would otherwise seek to develop or commercialize itself.

         DIFFERENT APPROACH TO DISEASE TREATMENT; NO PROOF OF EFFICACY OR MARKET ACCEPTANCE. The Company believes that its products under development are based on an approach to disease therapy and prevention which previously has not been utilized successfully by any pharmaceutical or biotechnology company. There can be no assurance that the Company's product development efforts will be successfully completed, that the Company's products will be proven to be safe and effective, that approval by the U.S. Food and Drug Administration ("FDA") or any other applicable regulatory agency will be obtained or that medical centers, hospitals, physicians or patients will accept the Company's products as readily as current drug therapies or other forms of treatment. Undesirable and unintended side effects or unfavorable publicity concerning any of the Company's products or other products incorporating a similar approach could limit or curtail commercial use of the Company's products and could have an adverse effect on the Company's ability to obtain regulatory approvals and to achieve physician and patient acceptance.

         GOVERNMENT REGULATION AND PRODUCT APPROVALS. The research, preclinical development, clinical trials, manufacturing and marketing of Aphton's products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Clinical trials and manufacturing and marketing of products will be subject to rigorous testing and approval processes by the FDA and equivalent foreign regulatory authorities, including the Medicines Control Agency ("MCA") in the United Kingdom. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA approval is uncertain, and typically takes a number of years, depending on the type, complexity and novelty of the product. Since certain of the Company's planned products involve the application of new technologies and are based on a new therapeutic approach, regulatory approvals may be obtained more slowly than for products produced using more conventional technologies. Additionally, delays or disapprovals may be encountered based upon additional government regulation resulting from future legislation or administrative action or changes in FDA or equivalent foreign regulatory policy made during the period of product development and regulatory review.

         The Company plans to apply for MCA approval to commercialize its potential immunogen for the treatment of one or more of the gastrointestinal system cancers and ulcerations previously described prior to applying for similar FDA approval. Even if the Company obtains MCA approval, FDA approval would still be required prior to marketing such a product in the United States. To date, the Company has not filed any application with the FDA for any of its planned products. There is no assurance as to if or when the Company will be able to file an Investigational New Drug application ("IND") (a type of submission used to ultimately obtain FDA approval to market a new drug) with the FDA or as to if or when after such filing the FDA would permit the Company to proceed with clinical trials in the United States. Clinical trials will seek safety data as well as efficacy data and will require substantial time and significant funding. There is no assurance that clinical trials in the United Kingdom will be fully completed and no assurance that clinical trials will be started or completed successfully in the United States or any other country within any specified time period, if at all, with respect to any of the Company's products. Furthermore, the Company, the MCA or the FDA may suspend clinical trials at any time if it is determined that the participants in such trials are being exposed to unacceptable health risks. Aphton cannot assure that approval for any products developed by the Company will be granted by applicable regulatory agencies on a timely basis, if at all, or, if granted, that such approval will cover all the clinical indications for which the Company is seeking approval or will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining, or failure to obtain, such approvals would adversely affect the Company's ability to generate product revenue. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, the marketing and manufacturing of drugs and biological products are subject to continuing FDA review, and later discovery of previously unknown problems with a product, its manufacture or its marketing may result in the FDA requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market.

         TECHNOLOGICAL CHANGE; COMPETITION. The treatment of diseases such as those to which the Company's products are directed is subject to rapid, unpredictable and significant change. The Company's products under development seek to address certain cancers and diseases currently addressed, to some extent, by existing or evolving products and technologies of other biotechnology and pharmaceutical companies. Competition from other biotechnology companies, large pharmaceutical companies and universities and other research institutions is intense and is expected to increase. Many of these companies and institutions have substantially greater resources, research and development staffs and facilities than the Company and have substantially greater experience in obtaining regulatory approval, and in manufacturing and marketing pharmaceutical products. In addition, other technologies may in the future be the basis of competitive products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

         UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend in large part on its ability to obtain patents, both in the United States and in other countries, maintain its unpatented trade secrets and operate without infringing on the proprietary rights of others. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth and enforceability of claims allowed in patents obtained by the Company cannot be predicted.

         The Company holds issued patents and has pending patent applications and patent applications in preparation. Aphton intends to file additional patent applications, when appropriate, relating to its technologies, improvements to its technologies and specific products it may develop. There can be no assurance, however, that its pending applications or patent applications in preparation or to be prepared will be issued as patents. Additionally, there can be no assurance that any issued, pending or future patents, will not be challenged, invalidated or circumvented, or that the rights granted will provide proprietary protection or competitive advantages to the Company. If any of the Company's patents are invalidated or held to be unenforceable, the Company could lose the protection of rights believed by it to be valuable, and its business could be materially and adversely affected. Additionally, the existing patents, patents pending and patents that may subsequently be obtained by the Company will not necessarily preclude competitors from developing products that can be marketed in competition with products developed by the Company and thus would substantially lessen the value of the Company's proprietary rights.

         The commercial success of the Company also will depend, in part, on Aphton not infringing patents issued to others. There is no assurance that the Company's products will not infringe on the patents or proprietary rights of others. The Company may be required to obtain licenses to patents, patent applications or other proprietary rights of others. The Company cannot assure that any such licenses would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or the development, manufacture or sale of products requiring such licenses could be precluded. The Company could incur substantial costs, including diversion of management time, in defending itself in litigation brought against it on such patents or in litigation in which the Company asserts its patents against another party, or in litigation brought by another party asserting its patents against the Company. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial financial costs to the Company and diversion of management attention, even if the eventual outcome is favorable to the Company. The Company believes there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

         The Company also relies on trade secrets to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, Aphton protects its proprietary, technology and processes, in part, by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

         DEPENDENCE ON OTHERS FOR MANUFACTURING AND MARKETING. The Company has no manufacturing facilities for commercial production of its products under development and has no experience in marketing, sales or distribution. The Company intends to continue establishing arrangements with and rely on third parties, including large pharmaceutical companies, to manufacture, market, sell and distribute any product it develops. Although the Company believes that parties to any future arrangements will have an economic incentive to successfully perform their contractual responsibilities, the amount and timing of resources to be dedicated to these activities will not be within the Company's control. There can be no assurance that such parties will perform their obligations as expected, that the Company will derive any revenues from such arrangements or that the Company's reliance on others for manufacturing products will not result in unforeseen problems with product supply. If the Company should encounter delays or difficulties in its current relationships or in seeking to establish relationships with third parties to produce, package and distribute any product it develops, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that the Company may use must adhere to current good manufacturing practice ("GMP") regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, any FDA pre-market approval of the Company's potential products would be adversely affected. Additionally, such manufacturers are subject to continual review and periodic inspections by the FDA and discovery of previously unknown problems with a manufacturer or facility may result in FDA restrictions which could adversely affect the manufacture and marketing of the Company's products.

         DEPENDENCE ON AND NEED FOR KEY PERSONNEL. The Company is dependent upon the services of its senior management, none of whom are subject to an employment agreement with the Company. The Company has not insured itself against the loss, due to death or disability, of any key personnel. The Company believes, however, that the loss of the services of any key personnel would not have a material adverse effect on the Company. Because of the specialized nature of its business, the Company's success also depends upon its ability to attract and retain highly qualified scientists and other technical personnel. The Company faces intense competition for such persons and there can be no assurance that the Company will be able to attract or retain such individuals.

         UNCERTAIN EFFECT OF HEALTH CARE REFORMS. The levels of revenues and profitability of biotechnology and pharmaceutical companies, including the Company, may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. It is uncertain what legislative proposals, if any, will be adopted or what actions federal, state or third-party payors may take in response to any health care reform proposals or legislation. The Company cannot predict the effect health care reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company. Further, to the extent that such proposals or reforms have an adverse effect on the business, financial condition and profitability of other biotechnology or pharmaceutical companies that are prospective corporate partners for certain of the Company's products, the Company's ability to commercialize its products may be adversely affected.

         THIRD PARTY REIMBURSEMENT. Successful commercialization of the Company's products will depend in part on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and other organizations for its products intended for human use. Third-party payors are increasingly challenging the pricing of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that any product that the Company succeeds in bringing to market will be eligible for reimbursement at a level which is sufficient to enable the Company to achieve market acceptance of its products or to maintain appropriate pricing. Without such reimbursement, the market for the Company's products may be limited. Significant reductions in insurance coverage also may have an adverse affect on the Company's future operations.

         PRODUCT LIABILITY CLAIMS AND UNINSURED RISK. The use of any of the Company's products, whether for commercial applications or during pre-clinical or clinical trials, exposes the Company to an inherent risk of product liability claims in the event such products cause injury or result in adverse effects. Such liability might result from claims made directly by health care institutions, contract laboratories or others selling or using such products. The Company currently maintains product liability coverage against risks associated with testing its products in clinical trials. Insurance coverage for product liabilities, however, is becoming increasingly expensive and difficult to obtain. There can be no assurance that insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against such liability. The obligation to pay any product liability claim in excess of whatever insurance the Company is able to acquire could have a material adverse effect on the business, financial condition and future prospects of the Company.

         HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, cultures and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulations could materially adversely affect the Company's business, financial condition and results of operations.

         CONCENTRATION OF OWNERSHIP. At May 29, 1998, the Company's officers and directors, together with the principal co-founders of the Company who are members of its Scientific Advisory Board, beneficially own approximately 48% (47% on a fully-diluted basis) of the Company's outstanding Common Stock. Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of the Company.

         POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock, like that of securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements by the Company or others regarding scientific discoveries, technological innovations, litigation, commercial products, patents or proprietary rights, the progress of clinical trials, government regulation, public concern as to the safety of drugs and reliability of the Company's testing processes, and general market conditions may have a significant effect on the market price of the Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

         OUTSTANDING WARRANTS; SHARES AVAILABLE FOR FUTURE ISSUANCE AND SALE. As of May 29, 1998, the Company had outstanding warrants to purchase 2,005,300 shares of Common Stock expiring at various dates through December 31, 2015, with exercise prices ranging from $0.25 to $24.00 per share, all of which contain anti-dilution provisions. The exercise of these warrants could result in dilution of the value of the Shares and the voting power represented thereby. The Company may issue additional capital stock, warrants and/or options to raise capital in the future which could result in additional dilution. See, "Risk
Factors -- Capital Requirements; Uncertainty of Additional Financing." Additionally, to attract and retain key personnel, the Company may issue additional securities, including stock options.

         No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and may make it more difficult for the Company to sell its equity securities in the future at a time and price which it deems appropriate. Public or private sales of substantial amounts of the Common Stock by persons or entities that have exercised options and/or warrants could adversely affect the prevailing market price of the Common Stock.


                                    DILUTION

         Net tangible book value per share is determined by dividing the difference between the total amount of tangible assets and the total amount of liabilities by the number of shares of Common Stock outstanding. As of April 30, 1998, the net tangible book value of the Company was approximately $8,995,000 or $.63 per share.

         If the Warrant is exercised in full, as of April 30, 1998 there would be 14,406,217 shares of Common Stock outstanding with a net tangible book value of $.89 per share (assuming no change to the shares outstanding or net tangible book value as of April 30, 1998 other than pursuant to such conversion). Based on the foregoing assumption, the purchase of the Warrant Shares through the exercise of the Warrant at an exercise price of $17.50 per share would result in the Warrant holder suffering immediate dilution of $16.61 per share.

         The sale of any Resale Shares by the Selling Stockholder, however, will transfer ownership of such Shares to purchasers participating in such offerings so that their sale will not have an effect on the Company's capitalization, balance sheet or net tangible book value per share.


                              SELLING STOCKHOLDER

         The following table sets forth certain information with respect to the Selling Stockholder. The Selling Stockholder named below may sell the Resale Shares offered hereby from time to time and may choose to sell less than all or none of such shares. The Selling Stockholder has not had any material relationship with the Company within the past three years.

         The number of shares to be owned by the Selling Stockholder following the offering of the Resale Shares assuming all Resale Shares are sold will be
5.2 percent of Aphton's outstanding Common Stock.



                                BENEFICIAL       MAXIMUM          BENEFICIAL
                                OWNERSHIP       NUMBER OF         OWNERSHIP
                                 PRIOR TO        SHARES         AFTER OFFERING
NAME                           OFFERING(1)       OFFERED     NUMBER OF SHARES(2)

Smith Barney                    1,425,000      715,000              710,000
Fundamental Value Fund

--------------------
(1)      Assumes the Selling Stockholder has fully exercised the Warrant.
(2)      Assumes all Resale Shares are sold by the Selling Stockholder.

                                USE OF PROCEEDS

         The Company will receive no proceeds from the sale of any Resale Shares by the Selling Stockholder.

         Assuming the Warrant is fully exercised at the exercise price of $17.50 per share, the proceeds received by the Company from such exercise will total $3,937,500. These proceeds will be added to working capital and used to fund operations (including clinical trials for Aphton's immunogens for colorectal, pancreatic and stomach cancers, GERD, chronic peptic ulcers, breast and prostate cancers and endometriosis) for product development and other general purposes.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, .001 par value and 2,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities to creditors and to the holders of the Company's preferred stock that may at the time be outstanding. Holders of Common Stock have no preemptive rights, cumulative voting rights and no right to convert their Common Stock into any other securities. There are no restrictions on alienation of the Common Stock, and no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and, upon payment of the exercise price for and issuance of the Warrant Shares pursuant to the Warrant, all shares outstanding will be, fully paid and nonassessable.

PREFERRED STOCK

         No shares of preferred stock have been issued. The Company's Board is authorized to divide the preferred stock into one or more classes or series and, with respect to each class or series, to determine the voting powers, full or limited, if any, and such other relative rights, powers and preferences, including, without limitation, the dividend rate, conversion rights, if any, redemption price and liquidation preference and such qualifications, limitations or restrictions thereof, as shall be stated in the resolutions providing for the issuance of such class or series.

         Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on the holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

WARRANTS

         As of May 29, 1998, there were warrants outstanding to purchase 2,005,300 shares expiring at various dates through December 31, 2015, with exercise prices ranging from $0.25 to $24.00. All of the warrants outstanding contain anti-dilution provisions. Except for institutional holders, which comprise less than 20% of the total, all of the warrants and the underlying common stock, if and when issued, have restrictive conditions and holding periods.

TRANSFER AGENTS AND REGISTRAR

        The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation, Glendale, California 91204.


                              PLAN OF DISTRIBUTION

         The Warrant entitles the Selling Stockholder, at any time after June 16, 1998 and not later than June 18, 2004, to exercise the Warrant in whole at any time, or in part (but not for less than 100 shares at any time) from time to time, for the purchase of up to an aggregate of 225,000 shares of Common Stock at an exercise price of $17.50 per share. The exercise price is subject to certain anti-dilution adjustments in accordance with the terms of the Warrant.

         The sale of all or a portion of the Resale Shares offered hereby by the Selling Stockholder may be effected in transactions (which may involve one or more block transactions) on the NASDAQ National Market System, in negotiated transactions or in the over-the-counter market at then-prevailing market prices, at prices related to such prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder. The Selling Stockholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by such broker-dealers and any profits realized on the resale of Resale Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

        The Selling Stockholder, to the knowledge of the Company, has not entered into any selling agreement underwriting agreement or other arrangement with any underwriting firm or broker-dealer for the offer or sale of the Resale Shares.

         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers,
(b) the number of shares involved, (c) the price at which such shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Resale Shares may not simultaneously engage in market-making activities with respect to such shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholder and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Resale Shares by the Selling Stockholder or any such other person. All of the foregoing may affect the marketability of the Resale Shares.

        The Selling Stockholder, to the knowledge of the Company, has not entered into any selling agreement, underwriting agreement or other arrangement with any underwriting firm or broker-dealer for the offer or sale of the Resale Shares.

         There is no assurance that the Selling Stockholder will sell any or all of the Resale Shares offered hereby.

         The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares, except that the Selling Stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of Resale Shares.

         In order to comply with the Securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions, if required, only through registered or licensed broker dealers.

         The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including, without limitation, certain liabilities under the Securities Act.

         The Company has agreed to keep the registration statement relating to the offering and sale by the Selling Stockholder of the Resale Shares continuously effective (a) in case of the Resale Shares until the earlier to occur of (i) June 16, 1999 and (ii) such earlier date as such Resale Shares shall have been sold by the Selling Stockholder and (b) in case of the Warrant Shares (i) June 16, 2004 and (ii) such earlier date as all the Warrant Shares shall have been issued by the Company.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by the law firm of White & Case LLP, New York, New York.


                                     EXPERTS

        The Company's balance sheets as of January 31, 1998, April 30, 1997 and April 30, 1996 and statements of operations, stockholders' equity, and cash flows for the nine months ended January 31, 1998 and for each of the three years in the period ended April 30, 1997 incorporated by reference in this prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

   SEC Registration fee.................................................$ 4,132
   Legal fees and expenses.............................................. 15,000
   Accounting fees and expenses.........................................  2,400
   NASDAQ Listing Fee................................................... 17,500
   Miscellaneous........................................................      0
            Total.......................................................$39,032

*  All amounts are estimated except for the SEC Registration Fee.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company to indemnify its directors, officers, employees and agents (each an "Insider") against liability for each such Insider's acts taken in his or her capacity as an Insider in a civil action, suit or proceeding if such actions were taken in good faith and in a manner which the Insider believed to be in or not opposed to the best interests of the Company, and in a criminal action, suit or proceeding, if the Insider had no reasonable cause to believe his or her conduct was unlawful, including under certain circumstances, suits by or in the right of the Company for any expenses, including attorneys' fees, and for any liabilities which the Insider may have incurred in consequence of such action, suit or proceeding under conditions stated in said Section 145. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL; provided, that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers, and, provided further, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions.

         As permitted by Section 102(b)(7) of the DGCL, Article NINTH of the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation permits the Company to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify such person against such liability under the DGCL.

Item 16. EXHIBITS.




Exhibit No.                     Description

   2.1 Agreement and Plan of Merger of Aphton Corporation, a Delaware corporation, and Aphton Corporation, a California corporation, dated as of January 29, 1998 (incorporated by reference to Item 2.1 of the Company's Current Report on Form 8-K filed on January 30, 1998).

   4.1    Specimen of Common  Stock  Certificate  (Incorporated  by reference to
          Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on January 30, 1998).

   5.1*   Opinion  and  consent  of White & Case LLP.

   23.1*  Written  consent of PricewaterhouseCoopers L.L.P.

   23.2 Written consent of White & Case LLP (included in their opinion filed as Exhibit 5.1 hereto).

   24.1 Power of Attorney appointing Philip C. Gevas and Frederick W. Jacobs to sign and file amendments hereto (see "Power of Attorney" in the Registration Statement).

* Filed herewith.


Item 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on the 2nd day of July, 1998.

                                      Aphton Corporation


                                      By: /s/Philip C. Gevas
                                          ----------------------------
                                           Philip C. Gevas
                                           Chairman of the Board,
                                           Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.



               Signature                                 Title                         Date



                  *                      Chairman of the Board, Chief             July 2, 1998
--------------------------------------   Executive Officer and President
Philip C. Gevas

                  *
--------------------------------------   Treasurer and Chief Accounting Officer   July 2, 1998
Frederick W. Jacobs

                  *
--------------------------------------   Director                                 July 2, 1998
Robert S. Basso

                  *
--------------------------------------   Vice Chairman of the Board and           July 2, 1998
William A. Hasler                        Director

                  *
--------------------------------------   Director                                 July 2, 1998
Nicholas John Stathis

By /s/ Philip C. Gevas
   ----------------------------------
       Philip C. Gevas
       Attorney-in-fact


                                 EXHIBIT INDEX




 Exhibit No.             Description


    2.1 Agreement and Plan of Merger of Aphton Corporation, a Delaware corporation, and Aphton Corporation, a California corporation, dated as of January 29, 1998 (incorporated by reference to Item 2.1 of the Company's Current Report on Form 8-K filed on January 30, 1998).

    4.1   Specimen of Common  Stock  Certificate  (Incorporated  by reference to
          Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on January 30, 1998).

    5.1*  Opinion and consent of White & Case LLP.

   23.1*  Written consent of PricewaterhouseCoopers L.L.P.

   23.2 Written consent of White & Case LLP (included in their opinion filed as Exhibit 5.1 hereto).

   24.1 Power of Attorney appointing Philip C. Gevas and Frederick W. Jacobs to sign and file amendments hereto (see "Power of Attorney" in the Registration Statement).

* Filed herewith.